                                                                                     NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: John H. Batten
(262) 638-4000

Jeffrey S. Knutson Elected Chief Financial Officer and Treasurer

RACINE, WISCONSIN—June 26, 2015—Twin Disc, Inc. (NASDAQ: TWIN), today announced that the Board of Directors of Twin Disc, Inc. has elected Jeffrey S. Knutson, 50, to the position of Chief Financial Officer and Treasurer effective June 22, 2015 in addition to his current roles as Vice President of Finance, Corporate Controller and Secretary.

“Jeff has done a fantastic job since assuming the Interim Chief Financial Officer role in February,” stated John H. Batten, President and Chief Executive Officer.  “Jeff's experience and contributions to Twin Disc since joining the Company in 2005 make him uniquely qualified to step into the Chief Financial Officer position.  His strong global financial experience and deep understanding of our business and culture are valuable assets to Twin Disc.  I look forward to continue working with Jeff and wish him much success in this new role.”

Mr. Knutson joined Twin Disc in February 2005 as the Controller of Twin Disc’s North American manufacturing operation and became Corporate Controller in October of that year.  He became Secretary of the Company in 2013 and Vice President of Finance and Interim Chief Financial Officer and Treasurer in February 2015.  Prior to his employment at Twin Disc, Mr. Knutson was employed by Tower Automotive - Milwaukee Division as Controller and also held various financial positions at several divisions of Invensys, Bucyrus International and PricewaterhouseCoopers.

Mr. Knutson received his BBA from the University of Wisconsin-Whitewater and is a Certified Public Accountant in the state of Wisconsin.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drivers, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

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